Exhibit 99



For additional information, contact:
George W. Astrike
Chairman and CEO

or

Mark A. Schroeder
President/Chief Financial Officer

(812) 482-1314

FOR IMMEDIATE RELEASE

Jasper, Indiana  July 8, 1996



                                  NEWS RELEASE
                             FOR IMMEDIATE RELEASE
                          JASPER, INDIANA JULY 8, 1996

                            GERMAN AMERICAN BANCORP
                                  P.O. BOX 810
                          JASPER, INDIANA  47547-0810


              PEOPLES BANCORP OF WASHINGTON SIGNS MERGER AGREEMENT

                          WITH GERMAN AMERICAN BANCORP

George W. Astrike, Chairman of the Board and Chief Executive Officer of German American Bancorp (NASDAQ:GABC), Jasper, Indiana, and David B. Graham, Chairman of the Board of Peoples Bancorp of Washington, Washington, Indiana, announced today that they have signed an agreement providing for the merger of Peoples Bancorp and its subsidiary Peoples National Bank and Trust Company with German American Bancorp.

Under the terms of the agreement, German American will issue between 586,111 shares and 659,375 shares to Peoples shareholders, depending upon German American's average common stock price during a period prior to the date of the merger closing. Based on this formula, Peoples Bancorp shareholders are expected to receive $21,100,000 of German American Bancorp common stock in a tax-free exchange, or $35.56 for each of the 593,334 shares of Peoples Bancorp currently outstanding. The proposed merger is subject to the approval of the shareholders of Peoples as well as bank regulatory approvals and other conditions. The parties contemplate that the merger will be effective at year end 1996 or in early 1997.

Mr. Graham, Peoples Chairman, said `We look forward to our affiliation with the German American organization and are enthusiastic about the opportunity to be a part of a community oriented banking organization serving our part of southwest Indiana.''

Astrike, Chairman of German American Bancorp remarked, `We are delighted to welcome Peoples National Bank and their customers in Daviess, Knox and Martin counties to our growing family of community banks which serve the Southwestern Indiana region. This transaction represents a very important and strategically significant step for our company.'' Astrike added ``While many hometown banks are being absorbed by large out-of-market bank holding companies, German American Bancorp is committed to creating a regional affiliation of community banks such as Peoples to preserve local interest and control of vital banking services. By uniting to spread operating costs and service delivery systems over a larger base, affiliated banks in a common geographic area can more effectively compete head on with larger metropolitan banking companies and still preserve the local autonomy that has allowed those banks to serve the unique characteristics of their own markets, including the vital business and agricultural segments.''

Astrike continued, `To capitalize on the opportunity to achieve maximum operational efficiency while enhancing service capabilities and to allow for a strong and unified effort in eastern Daviess and Martin counties, German American Bancorp's Martin County affiliate, Union Bank, will be merged with Peoples National Bank and operate under the Peoples name. Following this combination, the resulting banking entity will have assets of approximately $140 million and will serve the citizens of Daviess, Knox, and Martin counties with five convenient locations.''

Joseph A. Wellman, President and CEO of Peoples National Bank, stated `German American's strength, and that of their affiliated banks, lies in a commitment to community banking and to the communities in which they operate. We look forward to being part of an organization that will provide the support and resources of a larger organization, and still be committed to our area farmers, businesses, and consumers.''

Following completion of the transaction, German American Bancorp's total assets will be approximately $475 million, and through its four banking affiliates, it will operate 18 offices in 15 communities within six contiguous counties in